Exhibit 99.1

SOLID POWER FIRST QUARTER 2024 RESULTS REFLECT CONTINUED PROGRESS TOWARDS 2024 GOALS

-	Business, operational, and financial update call scheduled for 4:30 p.m. ET today

LOUISVILLE, Colo., May 7, 2024 – Solid Power, Inc. (Nasdaq: SLDP), a leading developer of solid-state battery technology, today announced its operational and financial results for the first quarter of 2024.

Recent Business Highlights

•	Strong early execution on SK On line installation and technology transfer.

•	Expanded electrolyte sampling with shipments to multiple potential customers.

•	A-2 Sample cells remain on track with end-of-year delivery target.

“We continue to execute well on our key strategic milestones, keeping largely on track with both our partner commitments and development timelines,” said John Van Scoter, President and Chief Executive Officer of Solid Power. “On the electrolyte side, we continue to see growing interest in our powder product. During the quarter, we successfully shipped electrolyte samples to both first time and repeat potential customers and continue to receive and respond to ongoing feedback.”

“On the cell side, our team is currently focused on an A-2 cell that incorporates planned improvements and addresses known challenges from our A-1 design. We continue to target delivery of A-2 Sample cells by the end of the year,” Van Scoter continued.

“As we look to the balance of the year, we are encouraged by strong early execution on our line installation and technology transfer for SK On,” said Van Scoter. “We remain committed to delivering value to our partners and shareholders as we drive to strengthen our leadership position in solid state battery technology.”

First Quarter 2024 Financial Highlights

Solid Power delivered $6.0 million in revenue during the first quarter of 2024, an increase of $2.2 million compared to the first quarter of 2023. This increase was driven by continued execution under the company’s joint development agreements and other collaborative arrangements.

First quarter 2024 operating expenses were higher than the same period in 2023, driven by increased labor and materials costs associated with cell and electrolyte development, scaling of our operations and execution under our joint development agreements and other collaborative arrangements. First quarter 2024 operating loss was $25.8 million and net loss was $21.2 million, or $0.12 per share.

Balance Sheet and Liquidity

Solid Power’s liquidity position remains strong. Total liquidity as of March 31, 2024, was $378.9 million, as shown below.

	As of
($ in thousands)	March 31, 2024	December 31, 2023
Cash and cash equivalents	$14,019	$34,537
Marketable securities	132,619	141,505
Long-term investments	232,307	239,566
Total liquidity	$378,945	$415,608

Total current liabilities	$18,232	$15,879

First quarter 2024 capital expenditures totaled $4.1 million, primarily representing investments in the company’s electrolyte production capabilities, including the build-out of a new electrolyte research and development lab. The company’s March 31, 2024, accounts receivable balance included invoices related to partner milestones that are expected to be collected during the second quarter.

Through the date of this release, the company has purchased 5 million shares of its common stock at an average purchase price of $1.64 per share, for a total amount of $8.3 million.

2024 Outlook

Solid Power remains committed to delivering on the following key objectives for 2024:

•	Expand electrolyte capabilities and available market through increased production and a robust sampling program.

•	Advance cell designs to A-2 Sample specifications.

•	Execute on key milestones and commitments to our joint development partners.

•	Strengthen Korea presence and embed Solid Power into Korea battery ecosystem.

The company continues to expect 2024 cash used in operations to be in the range of $60 million to $70 million and capital expenditures to be in the range of $40 million to $50 million. Included in these ranges is approximately $35 million in operational and capital investments the company deferred from 2023. Total 2024 cash investment is expected to be in the range of $100 million to $120 million.

The company also reiterated its expectation for 2024 revenue to be in the range of $20 million to $25 million.

Webcast and Conference Call

Solid Power will host a conference call at 2:30 p.m. MT (4:30 p.m. ET) today, May 7, 2024. Participating on the call will be John Van Scoter, President and Chief Executive Officer, and Kevin Paprzycki, Chief Financial Officer.

Interested investors and other parties can listen to a webcast of the live conference call through Solid Power’s Investor Relations website at https://www.solidpowerbattery.com/investor-relations.

The conference call can also be accessed live over the phone by dialing +1-844-808-7138 (domestic) or +1-412-317-0536 (international).

A recording of the conference call will be available approximately three hours after the completion of the call at https://www.solidpowerbattery.com/investor-relations or by dialing +1-844-512-2921 (domestic), or +1-412-317-6671 (international). The pin number for the replay is 10187372. The replay will be available until 9:59 p.m. MT (11:59 p.m. ET) on May 21, 2024.

About Solid Power, Inc.

Solid Power is developing solid-state battery technology to enable the next generation of batteries for the fast-growing EV and other markets. Solid Power’s core technology is its electrolyte material, which Solid Power believes can enable extended driving range, longer battery life, improved safety, and lower cost compared to traditional lithium-ion. Solid Power’s business model – selling its electrolyte to cell manufacturers and licensing its cell designs and manufacturing processes – distinguishes the company from many of its competitors who plan to be commercial battery manufacturers. Ultimately, Solid Power endeavors to be a leading producer and distributor of sulfide-based solid electrolyte material for powering both EVs and other applications. For more information, visit http://www.solidpowerbattery.com/.

Forward-Looking Statements

All statements other than statements of present or historical fact contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including Solid Power’s or its management team’s expectations, objectives, beliefs, intentions or strategies regarding the future. When used herein, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “plan,” “outlook,” “seek,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements include our financial guidance for 2024, future financial performance and our strategy, expansion plans, market opportunity, future operations, future operating results, estimated revenues, losses, projected costs, prospects, and plans and objectives of management. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Solid Power disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date hereof. Readers are cautioned not to put undue reliance on forward-looking statements and Solid Power cautions you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Solid Power, including the following factors: (i) risks relating to the uncertainty of the success of our research and development efforts, including our ability to achieve the technological objectives or results that our partners require, and our ability to commercialize our technology in advance of competing technologies; (ii) rollout of our business plan and the timing of expected business milestones; (iii) risks relating to the non-exclusive nature of our original equipment manufacturer and other partner relationships and our ability to manage these business relationships; (iv) our ability to negotiate and execute commercial agreements with our partners on commercially reasonable terms; (v) our ability to protect and maintain our intellectual property, including in jurisdictions outside of the United States; (vi) broad market adoption of battery electric vehicles and other technologies where we are able to deploy our technology, if developed successfully; (vii) our success attracting and retaining our executive officers, key employees, and other qualified personnel; (viii) changes in applicable laws or regulations; (ix) risks relating to our information technology infrastructure and data security breaches; (x) risks relating to our status as a research and development stage company with a history of financial losses with an expectation of incurring significant expenses and continuing losses for the foreseeable future; (xi) our ability to secure government contracts and grants and the availability of government subsidies and economic incentives; (xii) delays in the construction and operation of additional facilities; and (xiii) risks relating to other economic, business, or competitive factors in the United States and other jurisdictions, including supply chain interruptions and changes in market conditions, and our ability to manage these risks and uncertainties. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in the “Risk Factors” sections of Solid Power’s Annual Report on Form 10-K for the year ended December 31, 2023 and other documents filed by Solid Power from time to time with the Securities and Exchange Commission (the “SEC”), all of which are available on the SEC’s website at www.sec.gov. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Solid Power gives no assurance that it will achieve its expectations.

Contact Information

Kevin Paprzycki

Chief Financial Officer

1 (800) 799-7380

investors@solidpowerbattery.com

Website: www.solidpowerbattery.com

Source: Solid Power, Inc.

Solid Power, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except par value and number of shares)

	March 31, 2024
	(Unaudited)	December 31, 2023
Assets
Current Assets
Cash and cash equivalents	$14,019	$34,537
Marketable securities	132,619	141,505
Contract receivables	10,106	1,553
Contract receivables from related parties	4,152	—
Prepaid expenses and other current assets	9,656	5,523
Total current assets	170,552	183,118
Long-Term Assets
Property, plant and equipment, net	99,593	99,156
Right-of-use operating lease assets, net	7,004	7,154
Right-of-use finance lease assets, net	1,030	1,088
Investments	232,307	239,566
Intangible assets, net	1,800	1,650
Prepaid expenses and other assets	3,884	1,060
Total long-term assets	345,618	349,674
Total assets	$516,170	$532,792
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and other accrued liabilities	7,866	6,455
Deferred revenue	3,078	1
Deferred revenue from related parties	—	828
Accrued compensation	6,267	7,590
Operating lease liabilities	647	626
Finance lease liabilities	374	379
Total current liabilities	18,232	15,879
Long-Term Liabilities
Warrant liabilities	4,728	4,227
Operating lease liabilities	7,824	7,996
Finance lease liabilities	464	552
Deferred revenue	4,716	—
Other liabilities	829	803
Total long-term liabilities	18,561	13,578
Total liabilities	36,793	29,457
Stockholders’ Equity
Common Stock, $0.0001 par value; 2,000,000,000 shares authorized; 178,349,557 and 179,010,884 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	18	18
Additional paid-in capital	586,343	588,515
Accumulated deficit	(105,846)	(84,639)
Accumulated other comprehensive loss	(1,138)	(559)
Total stockholders’ equity	479,377	503,335
Total liabilities and stockholders’ equity	$516,170	$532,792

Solid Power, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except number of shares and per-share amounts)

	Three Months Ended March 31,
	2024	2023
Revenue	$5,953	$3,792
Operating Expenses
Direct costs	4,290	6,274
Research and development	18,873	11,648
Selling, general and administrative	8,571	7,188
Total operating expenses	31,734	25,110
Operating Loss	(25,781)	(21,318)
Nonoperating Income and Expense
Interest income	5,117	4,835
Change in fair value of warrant liabilities	(501)	(2,662)
Interest expense	(42)	(13)
Total nonoperating income and expense	4,574	2,160
Net Loss	$(21,207)	$(19,158)
Basic and diluted loss per share	$(0.12)	$(0.11)
Weighted average shares outstanding – basic and diluted	180,784,020	176,934,261

Solid Power, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Three Months Ended March 31,
	2024	2023
Cash Flows from Operating Activities
Net loss	$(21,207)	$(19,158)
Adjustments to reconcile net loss to net cash and cash equivalents from operating activities:
Depreciation and amortization	3,909	2,264
Amortization of right-of-use assets	207	183
Stock-based compensation expense	2,863	2,222
Change in fair value of warrant liabilities	501	2,662
Accretion of discounts on other long-term liabilities	(4)	—
Amortization of premiums and accretion of discounts on marketable securities	(2,428)	(2,716)
Change in operating assets and liabilities that provided (used) cash and cash equivalents:
Contract receivables	(8,553)	(179)
Contract receivables from related parties	(4,152)	319
Prepaid expenses and other assets	(6,983)	(1,129)
Accounts payable and other accrued liabilities	1,290	1,699
Deferred revenue	7,794	(14)
Deferred revenue from related parties	(828)	(3,000)
Accrued compensation	(1,323)	(2,652)
Operating and finance lease liabilities, short-term	(151)	(132)
Net cash and cash equivalents used in operating activities	(29,065)	(19,631)
Cash Flows from Investing Activities
Purchases of property, plant and equipment	(4,054)	(11,581)
Purchases of marketable securities and investments	(61,287)	(110,636)
Proceeds from sales of marketable securities	79,134	101,665
Purchases of intangible assets	(154)	(125)
Net cash and cash equivalents provided by (used in) investing activities	13,639	(20,677)
Cash Flows from Financing Activities
Payments of debt	—	(7)
Proceeds from exercise of stock options	97	150
Cash paid for withholding of employee taxes related to stock-based compensation	(169)	—
Repurchase of shares of common stock	(4,914)	—
Payments on finance lease liabilities	(106)	(70)
Net cash and cash equivalents provided by (used in) financing activities	(5,092)	73

Net decrease in cash and cash equivalents	(20,518)	(40,235)
Cash and cash equivalents at beginning of period	34,537	50,123
Cash and cash equivalents at end of period	14,019	9,888

Supplemental information
Cash paid for interest	$42	$13
Accrued capital expenditures	$954	$3,370